Exhibit 12.3

ComEd SEC Ratio of Earnings to Fixed Charges For the Six Months Ended June 30, 2016

Six Months Ended June
30, 2016
Pre-tax income (loss) from continuing operations after adjustment for income or loss from equity investees, minority interest,
Income from continuing operations before income taxes and minority interest	428
Plus amortization of capitalized interest	—
Plus (income) loss from equity investees	—
Less capitalized interest	(3)
Less preference security dividend requirements of consolidated subsidiaries	—
Less minority interest of in pre-tax income of subs that have not incurred fixed charges	—

425
Fixed charges:
Interest expense and amortization of debt discount and premium on all indebtness	178
Interest component of rental expense	3
Distributions on mandatorily redeemable preferred securities	—
Preferred stock dividend requirements of consolidated subsidiaries	—

181
Pre-tax income (loss) from continuing operations after adjustment for income or loss from equity investees, capitalized interest	606
Ratio of earnings to fixed charges	3.4